FOR MORE INFORMATION:
Company Contact
Michael R. Cox
Chief Financial Officer
Phone:  765.497.5829
mcox@BASInc.com

Agency Contact
Neil Berkman
Berkman Associates
Phone:  310.477.3118
info@berkmanassociates.com

Bioanalytical Systems, Inc. Announces Closing
Of Oversubscribed Unit Offering

WEST LAFAYETTE, Indiana – May 11, 2011– Bioanalytical Systems, Inc. (Nasdaq: BASI) today announced the closing of  a registered public offering of $5.5 million of units, comprised of 6% Series A Convertible Preferred Shares and Warrants to purchase common shares.  The Company had originally offered $5 million in units, but expanded the offer due to strong investor demand.

Estimated net proceeds after payment of placement agent fees and other offering expenses were approximately $4.7 million. At the closing, the Company issued to investors 5,506 shares of 6% Series A Convertible Preferred Shares convertible into a total of 2,753,000 common shares, Class A Warrants to purchase a total of 1,376,500 common shares, and Class B Warrants to purchase a total of 1,376,500 common shares.  For three years from the date of issuance, the Series A Shares will have a dividend of 6% per annum, payable quarterly in cash or, subject to certain conditions, in common shares or a combination of cash and common shares, at the Company's election. The Series A Shares are convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of $2.00 per share.  Class A Warrants are exercisable immediately after the date of issuance at an exercise price of $2.00 per share, and expire five years after the date of issuance. Class B Warrants are exercisable immediately after the date of issuance at an exercise price of $2.00 per share, and expire one year after the date of issuance.

Proceeds from the offering will be used for the purchase of laboratory equipment and for working capital and general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex:LTS), acted as the Company's exclusive placement agent for the offering.  The units were offered pursuant to an effective registration statement. This news release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.